Exhibit 3(i)

RESTATED CERTIFICATE OF INCORPORATION

OF

GENERAL ELECTRIC CAPITAL CORPORATION

The present name of the corporation is General Electric Capital Corporation. The corporation was incorporated under the name “GECS Merger Sub, Inc.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on February 14, 2000. This Restated Certificate of Incorporation which restates and integrates and also further amends the provisions of the corporation’s Certificate of Incorporation, as amended and restated, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of its sole stockholder in accordance with Section 228 of the General Corporation Law of the State of Delaware. The Certificate of Incorporation of the corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE FIRST: The name by which the corporation is to be known is General Electric Capital Corporation.

ARTICLE SECOND: The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware. The name of its registered agent at such address is the Corporation Trust Company.

ARTICLE THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOURTH: The total number of shares of stock which the corporation shall have authority to issue is 4,916,000 of which (a) 4,166,000 shall be common stock, par value $14.00 per share (the “Common Stock”) and (b) 750,000 shares shall be preferred stock, par value $.01 per share (the “Preferred Stock”).

The designations, preferences, privileges, rights and voting powers and any limitations, restrictions or qualifications thereof, of the shares of each class are as follows:

(a) The holders of the Common Stock shall have the right to vote on all questions to the exclusion of all other stockholders, except as may be provided in this Restated Certificate of Incorporation, in a Preferred Stock Designation (as hereinafter defined), or as required by law.

(b) The Preferred Stock may be issued from time to time in one or more series. The Board of Directors (or any committee to which it may duly delegate the authority granted in this paragraph) is hereby empowered to authorize the issuance from time to time of shares of Preferred Stock in one or more series, and by filing a certificate pursuant to applicable law of the State of Delaware (hereinafter referred to as a “Preferred Stock Designation”) to establish from time to time for each such series the number of shares to be included in each such series and to fix the designations, powers, rights and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof, including, without limitation, dividend rights, dissolution rights, conversion rights, exchange rights and redemption rights thereof, as shall be stated and expressed in a resolution or resolutions adopted by the Board of Directors (or such committee thereof) providing for the issuance of such series of Preferred Stock. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(1)	The designation of the series, which may be by distinguishing number, letter or title.

(2)	The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

(3)	The amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative.

(4)	Dates at which dividends, if any, shall be payable.

(5)	The redemption rights and price or prices, if any, for shares of the series.

(6)	The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

(7)	The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation.

(8)	Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made.

(9)	Restrictions on the issuance of shares of the same series or of any other class or series.

(10)	The voting rights, if any, of the holders of shares of the series.
ARTICLE FIFTH: The term of existence of the corporation is to be perpetual.

ARTICLE SIXTH: The number of its directors shall be determined in the manner provided in the by-laws of the corporation.

ARTICLE SEVENTH: Unless and except to the extent that the by-laws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

ARTICLE EIGHTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the corporation is expressly authorized to make, alter and repeal the by-laws of the corporation, subject to the power of the stockholders of the corporation to alter or repeal any by-laws whether adopted by them or otherwise.

ARTICLE NINTH: A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment or modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

IN WITNESS WHEREOF, the undersigned has executed this Restated Certificate of Incorporation this the 1st day of April 2008.

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Craig. T. Beazer
Name:	Craig T. Beazer
Title:	Vice President, General Counsel & Secretary